Exhibit 99(n)

GUIDESTONE FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

SECTION 1. INTRODUCTION

This Amended and Restated Multiple Class Plan (this “18f-3 Plan”) has been adopted by a majority of the Board of Trustees of GuideStone Funds (the “Trust”), including a majority of the Trustees who are not “interested persons” (as that term is defined within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Independent Trustees”), pursuant to Rule 18f-3 under the 1940 Act, with respect to each series of the Trust listed on Schedule A attached hereto, as amended from time to time (each, a “Fund” and together, the “Funds”).

This Plan designates two classes, Institutional Class and Investor Class (each, a “Class” and together, the “Classes”). In accordance with Rule 18f-3 under the 1940 Act, this Plan sets forth the differences between the Classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Trustees, including a majority of the Independent Trustees, have determined that this Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund and each Class of shares offered by a Fund.

SECTION 2. ELEMENTS OF THE PLAN

A.        Class Designation. Each Fund shall have one or more Classes, as may from time to time be created by the Board of Trustees of the Trust acting in accordance with the Trust Instrument, and as set forth on Schedule A attached hereto, as amended from time to time.

B.        Shareholder Service Plan Arrangement. Investor Class shares of each Fund shall be subject to a Shareholder Service Plan. The Shareholder Service Plan allows the Investor Class of each Fund to spend annually up to 0.25% of its average daily net assets attributable to such Class of its shares for servicing shareholder accounts of this Class of the Funds.

Such shareholder services include, but are not limited to: (a) communicating with customers about their Fund holdings; (b) maintaining their financial records; (c) processing changes in customer accounts and trade orders; (d) recordkeeping for customers; (e) answering customer inquiries regarding account status and the procedures for the purchase and redemption of Fund shares; (f) providing account balances and providing account statement, tax documents, and confirmation of transactions in a customer’s account; (g) transmitting information statements, annual reports and other communications from a Fund, as may be required by all applicable law and regulation; (h) processing dividend payments; (i) providing and maintaining elective services for customers such as wire transfer services; (j) monitoring customers for compliance with the applicable frequent trading policy; and (k) cooperating with the Trust to facilitate implementation of its anti-money laundering program.

C.        Distribution Plan Arrangements. Institutional Class and Investor Class shares shall not be subject to a Distribution Plan under Rule 12b-1 under the 1940 Act.

D.        Expense Allocation. All expenses of each Fund shall be allocated among its Institutional Class and its Investor Class, provided that all expenses of each Fund that has only a single Class shall be allocated to that Class. Expenses shall be allocated on the basis of the net asset value of the Fund attributable to shares of such Class relative to the net asset value of the Fund as a whole, except that (i) the fees and expenses incurred by a Fund under the Shareholder Service Plan for its Investor Class shares shall be allocated to the Investor Class; and (ii) the following types of expenses specific to each Class shall be allocated to such Class:

i.        transfer agency costs;

ii.       U.S. Securities and Exchange Commission and blue sky registration or qualification fees;

iii.      printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and information statements to current shareholders of a particular Class or to regulatory authorities with respect to such Class;

iv.      audit or accounting fees or expenses relating solely to such Class;

v.       the expenses of administrative personnel and services as required to support the shareholders of such Class;

vi.      litigation or other legal expenses relating solely to such Class;

vii.    Trustees’ fees and expenses incurred as a result of issues relating solely to such Class; and

viii.   other expenses subsequently identified and determined to be properly allocated to such Class; provided that in no event shall these include advisory or custodial fees, tax return preparation fees or other expenses related to the management of a Fund’s assets.

E.        Exchange Privileges. Institutional Class shares of each Fund shall be exchangeable for Institutional Class shares of each other Fund offering such Class of shares . Investor Class shares of each Fund shall be exchangeable only for Investor Class shares of each other Fund offering such Class of shares. Each exchange shall be made, with no sales charge, based upon the relative net asset values of the Classes, subject to any limitation on number of exchanges, investment minimums and other conditions of eligibility as are set forth in the then current Prospectus of the Fund into which the shareholder wishes to exchange.

F.        Voting and Other Rights. The Institutional Class and Investor Class shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to such Class or to any 12b-1 Plan adopted with respect to such Class, or to the arrangements contained in this Plan relating solely to such Class; (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of another Class; and (c) in all other respects, the same rights and obligations as the other Class.

G.        Transfer of Shares. A shareholder of record on the books of a Fund’s transfer agent may transfer his or her shares of a Fund in accordance with such instructions as may reasonably be required by the transfer agent and in accordance with this provision. Shareholders of record of Institutional Class shares of a Fund may transfer their shares to another person or entity (i) which is otherwise eligible to purchase Institutional Class shares of a Fund pursuant to this Plan; and (ii) which is, or will become upon such transfer, a shareholder of record of Institutional Class shares of the Fund on the books of the transfer agent of the Funds. Shareholders of record of Investor Class shares may transfer their shares to any other person or entity which is, or will become upon such transfer, a shareholder of record of Investor Class shares of the Fund on the books of the transfer agent of the Funds. Notwithstanding any other provision of this Plan, a person eligible to purchase Institutional Class shares of a Fund may become and remain an Investor Class shareholder of a Fund as a result of a transfer of Investor Class shares and may thereafter be eligible to purchase additional Investor Class shares of the Fund through reinvested dividends or otherwise.

H.        Conversion. A shareholder of one class of a Fund who is or becomes eligible for another class of that Fund may convert shares of that class to shares of the other class based on the relative net asset values of shares of each class. The Funds reserve the right to automatically convert the Institutional Class shares in a shareholder’s account to Investor Class shares, or close a shareholder’s account and redeem the shares, if the value of the shareholder’s accounts in the Funds, in the aggregate, falls below certain levels as described in the Prospectus for the Funds. The Funds will notify a shareholder and allow the shareholder at least 30 days to bring the aggregate account value up to the applicable minimum before converting the shares or closing the shareholder’s account.

Adopted: May 15, 2001

Amended and Restated: May 11, 2004

Amended and Restated: August 4, 2004 and effective November 1, 2004

Amended and Restated: September 13, 2005

Amended and Restated: July 28, 2006

Amended and Restated: September 14, 2006

Amended and Restated: May 22, 2007

Amended and Restated: May 20, 2008

Amended and Restated: February 26, 2009

Amended and Restated: May 1, 2009

Amended and Restated: May 19, 2009

Amended and Restated: January 1, 2012

Amended and Restated: July 1, 2013

Amended and Restated: July 22, 2013

Amended and Restated: October 31, 2013

Amended and Restated: May 1, 2014

Amended and Restated: May 1, 2015

Amended and Restated: May 1, 2016

Amended and Restated: May 1, 2017

Amended and Restated: August 18, 2017

Amended and Restated: February 9, 2018

Amended and Restated: May 22, 2018

Amended and Restated: November 9, 2018

SCHEDULE A TO GUIDESTONE FUNDS

MULTIPLE CLASS PLAN

Target Date Funds Offering Institutional Class and Investor Class Shares

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

Asset Allocation Funds Offering Institutional Class and Investor Class Shares

Conservative Allocation Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Select Funds Offering Institutional Class and Investor Class Shares

Money Market Fund

Low-Duration Bond Fund

Medium-Duration Bond Fund

Extended-Duration Bond Fund

Global Bond Fund

Strategic Alternatives Fund

Defensive Market Strategies Fund

Equity Index Fund

Global Real Estate Securities Fund

Value Equity Fund

Growth Equity Fund

Small Cap Equity Fund

International Equity Fund

Emerging Markets Equity Fund

Select Fund Offering Institutional Class Shares Only

International Equity Index Fund

Last amended:    November 9, 2018